UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2012 (July 5, 2012)

Behringer Harvard Short-Term Opportunity Fund I LP
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-51291	71-0897614
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1620
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 5, 2012, Behringer Harvard 1221 Coit LP, a 90% owned subsidiary of Behringer Harvard Short-Term Opportunity Fund I LP (referred to herein as the “Registrant,” “we,” “our” or “us”), entered into a contract for the sale of a a two-story office building containing approximately 125,030 rentable square feet (unaudited) located on approximately 7.3 acres of land (unaudited) in Plano, Texas (the “Coit Property”), a suburb of Dallas, Texas to Carter Validas Properties, LLC, an unaffiliated third party.

The contract sales price for the Coit Property is $20 million. The purchaser made an earnest money deposit of $0.5 million as required by the contract, which is refundable until July 25, 2012 (the “inspection period”).

The consummation of the sale of the Coit Property is subject to substantial conditions and will generally depend upon:

•	the satisfaction of the conditions to the sale contained in the relevant contracts;

•	no material adverse change occurring relating to the property, the tenants or in the local economic conditions; and

•	the purchaser’s receipt of satisfactory due diligence information, including appraisals, environmental reports, title searches and lease information.

At the time of this filing, we cannot give any assurances that the closing of this sale is probable.

In addition, on July 5, 2012, we entered into the Note Modification Agreement and Assignment of Proceeds (“Agreement”) with Behringer Harvard Holdings, LLC (“BHH”). The Agreement extends the maturity date of the Fifth Amended and Restated Unsecured Promissory Note (“Note”) with BHH from March 29, 2014 to May 31, 2014. The balance under the Note was approximately $11.1 million at July 5, 2012. In order to secure payment of the Note, we assigned proceeds from the sale of the Coit Property, 250/290 John Carpenter Freeway and the back-end promoted interest in distributable cash related to the Landmark I, Landmark II and 5050 Quorum properties which were sold in 2011. All assigned proceeds will be applied to the payment of the Note.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Behringer Harvard Short-Term Opportunity Fund I LP

By:	Behringer Harvard Advisors II LP,
Co-General Partner

Dated: July 11, 2012	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer

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